EXHIBIT 11.1

                INTERSTATE BAKERIES CORPORATION
     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                  (In Thousands, Except Per Share Data)
                                  52 Weeks       52 Weeks       52 Weeks
                                    Ended          Ended          Ended
                                   May 30,        May 31,        June 1,
                                    1998           1997           1996
                                  --------       --------       --------
Net income                        $127,924        $97,177        $24,463
                                  ========        =======        =======

Basic weighted average common
 shares outstanding                 73,512         74,928         69,202
Effect of dilutive stock
 compensation                        1,333          1,272            766
                                  --------        -------        -------
Diluted weighted average common
 shares outstanding                 74,845         76,200         69,968
                                  ========        =======        =======

Earnings per share:
  Basic                           $   1.74        $  1.30        $   .35
                                  ========        =======        =======

  Diluted                         $   1.71        $  1.28        $   .35
                                  ========        =======        =======